Lazar Levine & Felix LLP
CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS CONSULTANTS

August 3, 2007

PRIVATE AND CONFIDENTIAL

United States Security and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Manas Petroleum Corporation
Exhibit 16.1

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K for Manas Petroleum Corporation, dated August 3, 2007 regarding its change in auditors. We agree with the statements made regarding our Firm. We have not basis to agree or disagree with other statements made by Manas Petroleum Corporation made under Item 4.01.

Sincerely yours,

/s/Lazar Levine & Felix LLP
LAZAR LEVINE & FELIX LLP

LG:seg

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